                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            INTERNATIONAL RECTIFIER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

   [LOGO]        INTERNATIONAL RECTIFIER CORPORATION
                 233 KANSAS STREET, EL SEGUNDO, CA  90245  (310) 322-3331

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1995

    The Annual Meeting of Stockholders of INTERNATIONAL RECTIFIER CORPORATION will be held on Monday, November 20, 1995 at 10 o'clock a.m. Pacific Standard Time at the HEXFET America facility of the Company at 41915 Business Park Drive, Temecula, California.

    The meeting will consider and act upon the following business:

    1.  Election of three Directors.

    2. Proposed amendment of the Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 30,000,000 to 150,000,000.

    3. Ratification of Coopers & Lybrand as independent auditors of the Company to serve for fiscal year 1996.

    4. Such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on September 22, 1995 as the record date for determining those Stockholders who will be entitled to vote at the meeting.

    By order of the Board of Directors

                                          Gerald A. Koris
                                          Secretary


September 28, 1995


IMPORTANT: PLEASE FILL IN DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                PROXY STATEMENT

GENERAL


    The accompanying Proxy is solicited by the Board of Directors of International Rectifier Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on November 20, 1995 and any adjournments thereof. The close of business on September 22, 1995 has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying Proxy will be first mailed to Stockholders on or about September 28, 1995.


    Any Stockholder who gives a Proxy has the power to revoke it at any time before it is exercised by delivery of written notice of revocation to the Secretary of the Company prior to commencement of the Annual Meeting. Stockholders attending the Annual Meeting may vote their shares in person whether or not a Proxy has been previously executed and returned. The Company will bear the cost of solicitation of proxies.


    The record date for the determination of shares entitled to notice of and to vote at the meeting is close of business on September 22, 1995. As of September 22, 1995 there were 25,229,545 shares issued and outstanding of $1.00 par value Common Stock of the Company, the only class of voting securities outstanding. Each share of Common Stock of the Company is entitled to one vote; there is no cumulative voting.


    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of "votes cast" and will have the same effect as negative votes. "Broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in calculation of "votes cast". If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares (i.e. "broker non-votes"), those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be considered entitled to vote for quorum purposes and may be entitled to vote on Proposals 1 and 3).

                               SECURITY OWNERSHIP


    The following table shows, as of September 22, 1995, the beneficial ownership of the Common Stock by owners of more than five percent of the Common Stock, by each director or nominee, and by all directors and officers as a group.



                                                                                   AMOUNT
                                                                                 BENEFICIALLY  PERCENT OF
NAME                                                                              OWNED (1)       CLASS
-------------------------------------------------------------------------------  -----------  -------------
Eric Lidow (2).................................................................    1,225,035         4.9%
Alexander Lidow (2)............................................................      540,595         2.1
Derek B. Lidow (2).............................................................      306,695         1.2
Donald S. Burns................................................................        6,500        *
George Krsek...................................................................       28,000        *
Robert J. Mueller..............................................................       26,000        *
James B. Plummer...............................................................        4,000        *
Jack O. Vance..................................................................       28,700        *
Rochus E. Vogt.................................................................       22,500        *
All Directors and Officers as a Group (11 persons).............................    2,197,349         8.7%

------------------------
 *   Less than 1%

(1) Amount includes 152,000 shares exercisable under Company stock option plans on or within 60 days of the record date.

(2) There are 20,913 shares owned by Lidow Foundation of which Eric Lidow is a director. Members of the Lidow family other than Messrs. Eric Lidow, Alexander Lidow and Derek B. Lidow are the beneficial owners of 88,713 shares. The Messrs. Lidow disclaim any beneficial ownership in any of such shares. The 2,161,038 shares beneficially owned by members of the Lidow family constitute 8.6% of the shares outstanding.


                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    There are nine directors on the Company's Board. The directors are divided into three classes, and the directors in each class serve three-year terms expiring in successive years. At the 1995 Annual Meeting, the term of office of Class One expires, and three directors are expected to be elected with terms expiring upon the election and qualification of their successors at the 1998 Annual Meeting of Stockholders.

    It is intended that Proxies received by the Board of Directors will be voted for the election of the nominees for directors named below, unless authority to do so is withheld. Messrs. George Krsek, Jack O. Vance and Derek B. Lidow are at present directors of the Company. It is not contemplated that any nominee will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the holders of Proxies reserve the right to substitute and vote for another person of their choice.

    The affirmative vote of holders of a majority of shares of the Company's Common Stock represented at the meeting in person or by Proxy is required to elect any nominee for director.

NOMINEES FOR DIRECTORS

    The following persons are nominees for director with terms expiring in 1998.


                                                                                                                  DIRECTOR
          NAME                 AGE                               PRINCIPAL OCCUPATION                               SINCE
-------------------------      ---      -----------------------------------------------------------------------  -----------

CLASS ONE
TERM ENDING 1998
George Krsek                       74   President, Konec, L.L.C., a management consulting firm                         1979
Jack O. Vance                      70   Managing Director, Management Research, a management consulting firm           1988
Derek B. Lidow (1)                 42   Chief Executive Officer of the Company                                         1994
----------------------------------------------------------------------------------------------------------------------------

CLASS TWO
TERM ENDING 1996
Rochus E. Vogt                     65   R. Stanton Avery Distinguished Service Professor and Professor of              1984
                                         Physics, California Institute of Technology
Robert J. Mueller                  66   Executive Vice President -- External Affairs and Business Development          1990
Alexander Lidow (1)                40   Chief Executive Officer of the Company                                         1994
----------------------------------------------------------------------------------------------------------------------------

CLASS THREE
TERM ENDING 1997
Eric Lidow (2)                     82   Chairman of the Board of the Company                                           1947
Donald S. Burns                    70   President, Chairman of the Board and Chief Executive Officer, Prestige         1993
                                         Holding, Ltd.
James D. Plummer                   50   John M. Fluke Professor of Electrical Engineering and Director of              1994
                                         Integrated Circuits Laboratory, Stanford University

------------------------
(1)  Derek B. Lidow and Alexander Lidow are sons of Eric Lidow.

(2) Eric Lidow resigned as Chief Executive Officer and President on March 6, 1995. Mr. Lidow continues as Chairman of the Board and also serves as Chairman of the Executive Committee.


    The above named directors have held their respective employment positions during the past five years except for George Krsek who was President of Houba, Inc. a pharmaceutical firm, from 1975 to July 1994. Messrs. Mueller, Alexander Lidow and Derek B. Lidow have been employed by the Company for more than five years in various executive officer positions.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS


    The Company's Board of Directors has Audit, Compensation and Executive Committees, but not a Nominating Committee. Both the Audit Committee and the Compensation Committee currently consist of Messrs. Burns, Krsek, Plummer, Vance and Vogt, each of whom is not an officer or employee of the Company ("Non-Employee Director"). The Executive Committee consists of Messrs. E. Lidow,
A. Lidow, D. Lidow, Mueller and Vance. The Audit Committee monitors the Company's basic accounting policies, reviews audit and management reports, and makes recommendations regarding the appointment of the independent auditors. The Audit Committee held three meetings in the fiscal year. The Compensation Committee has the responsibility for setting key executive compensation and for granting stock options. (See "Compensation Committee Report" below). The Compensation Committee met three times. The Executive Committee, formed in March, 1995, exercises many of the powers and authority of the Board in the management of the business affairs of the Company. The Executive Committee met one time. The Board of Directors met four times. No director attended less than 75% of meetings of the Board of Directors and of all committees on which he served during the fiscal year.


    Non-Employee Directors receive fees of $30,000 per annum for participation on the Board and its Committees. In addition, Mr. Vance receives $3,000 per meeting of the Executive Committee. Under the current Stock Option Plan of 1992 (as amended) Non-Employee Directors are automatically granted stock options for 2,500 shares of Common Stock on each January 1 during the term of this Plan. In addition, each Non-Employee Director elected after the 1994 Annual Meeting of Stockholders is automatically granted upon initial election an option to purchase 20,000 shares. Each Non-Employee Director in office on August 9, 1994 was automatically granted, in addition to the option to purchase 10,000 shares granted to him upon initial Stockholder approval of the Plan, an option to purchase 10,000 shares. Notwithstanding the foregoing, the aggregate number of shares for which options may be granted to any Non-Employee Director under both this Plan and the Stock Option Plan of 1984 cannot exceed 50,000 shares. Non-Employee Directors are not eligible to receive any other options under the Stock Option Plan of 1992 (as amended). Non-Employee Director options become exercisable at the rate of 20% per annum commencing on the first anniversary of the date of grant; vesting may accelerate under certain circumstances.

                             EXECUTIVE COMPENSATION

    The  following  table  and   accompanying  notes  summarize  the   aggregate
compensation of the Company, and the stock option grants awarded to each of the five highest paid executive officers for each of the last three fiscal years.

               SUMMARY COMPENSATION TABLE -- ANNUAL COMPENSATION


                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                       OTHER ANNUAL     -------------
             NAME AND                FISCAL     SALARY      BONUS      COMPENSATION        OPTIONS
        PRINCIPAL POSITION            YEAR      ($) (2)      ($)            ($)              (#)
----------------------------------  ---------  ---------  ---------  -----------------  -------------
Eric Lidow (1)                           1995    627,008    420,000         --               50,000
 Chairman of the Board                   1994    557,200    110,000         --               60,000
                                         1993    564,177     --             --               --
Alexander Lidow                          1995    345,277    411,000         --               50,000
 Chief Executive Officer                 1994    307,200     60,000         --               40,000
                                         1993    312,969        400         --               --
Derek B. Lidow                           1995    345,277    411,000         --               50,000
 Chief Executive Officer                 1994    307,200     60,000         --               40,000
                                         1993    312,969     --             --               --
Robert J. Mueller                        1995    333,777    200,000         --               --
 Executive Vice President --             1994    299,000     59,800         --               15,000
 External Affairs and Business           1993    310,842     --             --               --
 Development
Michael P. McGee                         1995    221,316    197,000         --               --
 Vice President,                         1994    188,214     40,000         --               15,000
 Chief Financial Officer                 1993    128,600     --             --               --

------------------------
(1) The Company entered into an executive agreement with Eric Lidow dated May 15, 1991. See "Executive Agreement" below.

(2) Each years salary includes an automobile allowance granted key executives. The 1993 totals included an amount reflecting a difference in pay periods that year.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table and accompanying notes summarize options granted to each executive officer of the Company in fiscal 1995 and projects potential realizable gains at hypothetical assumed annual compound rates of appreciation. There were no grants of SARs to the executive officers in fiscal 1995.


                                                                                   POTENTIAL REALIZABLE
                                                                                          VALUE
                                                                                    AT ASSUMED ANNUAL
                                                                                          RATES
                                         PERCENT OF                                   OF STOCK PRICE
                                        TOTAL OPTIONS                                  APPRECIATION
                         OPTIONS         GRANTED TO        EXERCISE                FOR OPTION TERM (4)
                         GRANTED        EMPLOYEES IN         PRICE    EXPIRATION  ----------------------
        NAME            (#)(1)(2)        FISCAL YEAR        ($/SH)     DATE (3)    5% ($)      10% ($)
---------------------  -----------  ---------------------  ---------  ----------  ---------  -----------
Eric Lidow                 50,000             18.8%           23.625    3/6/05      742,800    1,882,800
Alexander Lidow            50,000             18.8%           23.625    3/6/05      742,800    1,882,800
Derek B. Lidow             50,000             18.8%           23.625    3/6/05      742,800    1,882,800
Robert J. Mueller          --                --               --          --         --          --
Michael P. McGee           --                --               --          --         --          --
In addition, 115,600 options were granted to other employees of the Company.

------------------------
(1) Options become exercisable at a rate of 20% per annum commencing on the first anniversary of the date of grant.

(2) Under the terms of the Stock Option Plan of 1992 (as amended), the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(3) Subject to earlier termination in certain events related to termination of employment.

(4) These values are solely the mathematical results of hypothetical assumed appreciation of the market value of the underlying shares at an annual rate of 5% and 10% over the full ten-year term of the options, less the exercise price. Actual gains, if any, will depend on future stock market performance of the Company's Common Stock, market factors and conditions, and each Optionee's continued employment through the applicable vesting periods. The Company makes no prediction as to the future value of these options or of its Common Stock, and these values are provided solely as examples required by the proxy reporting rules of the Securities and Exchange Commission.

OPTIONS


    The following table and accompanying notes show for each of the five highest paid executive officers the shares acquired on exercise of options in fiscal 1995 and certain required information regarding outstanding options held by them at the end of fiscal 1995.


                   OPTION EXERCISES AND YEAR-END VALUE TABLE
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

                                                            NUMBER OF
                                                           SECURITIES
                                                           UNDERLYING       VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                                          AT FY-END (#)         AT FY-END ($)
                                                       -------------------  ---------------------
                       SHARES ACQUIRED      VALUE         EXERCISABLE/          EXERCISABLE/
        NAME           ON EXERCISE (#)  REALIZED ($)      UNEXERCISABLE       UNEXERCISABLE (6)
---------------------  ---------------  -------------  -------------------  ---------------------
Eric Lidow                   50,000        831,250(1)      52,000/108,000       645,000/1,392,500
          "                  10,000        165,000(2)
          "                   5,000         82,500(2)
Alexander Lidow              20,000        365,000(2)       36,000/89,000       444,500/1,079,875
Derek B. Lidow               20,000        340,000(3)       24,800/86,200       322,700/1,049,425
Robert J. Mueller            15,000        249,375(4)       11,000/14,000         139,500/231,750
Michael P. McGee              2,500         34,063(5)        5,900/13,100          96,137/243,362

------------------------
(1)  Based on market value of $23.625 on the date of exercise.

(2)  Based on market value of $25.25 on the date of exercise.

(3)  Based on market value of $24.00 on the date of exercise.

(4)  Based on market value of $23.625 on the date of exercise.

(5)  Based on market value of $25.125 on the date of exercise.

(6) Based on market value of $32.50 at the end of fiscal 1995, minus the exercise price of "in the money" options.
The exercise price of outstanding options ranges from $11.00 to $23.625.

EXECUTIVE AGREEMENT

    The Company entered into an executive agreement with Eric Lidow dated May 15, 1991, providing for his continued employment with the Company for a six-year period as Chief Executive Officer and President or in such other position as the Board of Directors may determine. The agreement provides for an annual salary of $500,000, which may be increased at the discretion of the Board. It was so increased in May 1992 to $550,000 and in August 1994 to $632,500. Upon Mr. Lidow's retirement from the Company (or a change in control) he will receive annual payments of 90% of his then current salary. Upon Mr. Lidow's death, payments will be continued to his wife, if she survives him, in an amount equal to two-thirds of his retirement benefits for the remainder of her life. At fiscal year end Mr. Lidow was entitled to receive upon retirement, $728,249 a year for the remainder of his life and his wife would thereafter receive approximately $485,499 a year for the remainder of her life.

In connection with the executive agreement $1,068,000 was expensed in fiscal 1995. The agreement was amended on April 12, 1995 to provide that upon retirement Mr. Lidow's pension would be based, in addition to his salary, on the average of the prior three years' cash bonuses, if any. The pension would further be adjusted annually to account for any increase in the Consumer Price Index.

TRANSACTIONS WITH MANAGEMENT/FAMILY RELATIONSHIPS

    The Company leases two parcels of real property in El Segundo, California, owned by Alexander Lidow and paid rent totaling $83,052 during the 1995 fiscal year. One lease had a five year term which expired July 31, 1995; the other lease has a ten year term expiring March 31, 1996.

    The following information contained under the captions "Compensation Committee Report" and "Stock Price Performance" shall not be deemed "soliciting material" or "filed" with the Securities and Exchange Commission and shall not be deemed to be incorporated into any filing by International Rectifier Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the absence of specific reference to such captions and information.

                         COMPENSATION COMMITTEE REPORT


    The Compensation Committee of the Board of Directors (the "Committee") currently consists of the five Non-Employee Directors of the Company (listed below). The compensation of the five officers who comprise the Executive Team, the top management operating group of the Company, is determined by the Committee (see "Executive Compensation" above). The Committee also reviews (but does not set) the salaries of all other employees having annual compensation of $150,000 or more.


    The Company's executive compensation program includes competitive base salaries, annual bonuses and stock options. The Committee's policy is to set base salaries generally within the competitive range for similar positions in high technology companies, based on information of a broad range of such companies obtained from an independent survey of executive compensation. A cash bonus is a variable and performance-reflective portion of the compensation package. In general, cash bonuses are subjective, but the Committee takes into consideration such factors as profitability in the particular fiscal year, Company stock performance, outstanding achievements (for example in new product introduction), and improvement in market share and industry position. Stock options are granted to provide long-term incentives linked to an increase in the market price of Company stock by awarding options at the fair market value on the day of grant. Outstanding options become exercisable at a rate of 20% per annum commencing on the first anniversary of the date of grant. The Company has not established a policy with respect to Section 162(m) of the Internal Revenue Code.


    Based on a survey of other high technology companies and improved Company performance in the prior fiscal year (ended June 30, 1994), the Committee increased the annual base compensation levels by 15% for each of the five highest paid executive officers in August 1994. Salaries and bonus awards for FY95 are listed above under "Executive Compensation". In making the bonus awards the Committee took into consideration the strong rise in the Company's earnings, as well as the Company's stock performance.


    The base compensation payable to Eric Lidow is described above (see "Executive Agreement" above). Mr. Lidow resigned as Chief Executive Officer in March 1995 while retaining the position of Chairman of the Board. The base salaries of Alexander Lidow and Derek B. Lidow were not changed upon their election as Chief Executive Officers in March 1995 from those in their previous positions as

Executive Vice Presidents. The grant of stock options to the Messrs. Lidow (see "Option Grants in Last Fiscal Year" above) was based on a subjective analysis by the Committee and upon the fact that the new Chief Executive Officers did not receive any increase in base salary upon their elevation.

            Donald S. Burns                          Jack O. Vance
              George Krsek                           Rochus E. Vogt
            James D. Plummer

                            STOCK PRICE PERFORMANCE


    The following graph compares the Company's cumulative stockholder return on its Common Stock (i.e. change in stock price plus reinvestment of dividends) measured against the cumulative total return of the Standard and Poor's 500 Stock Index and Standard and Poor's High Technology Composite Index peer group. The stock price performance shown in this graph, which assumes $100 was invested on June 30, 1990, is not necessarily indicative of and not intended to suggest future stock price performance.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   06/30
                      1990       1991       1992       1993       1994       1995
The Company         100.00     132.61      69.57     109.78     130.43     282.61
S&P 500             100.00     107.40     121.80     138.40     140.35     176.94
S&P High Tech       100.00      94.11      99.90     116.68     126.36     205.59

               PROPOSED AMENDMENT OF CERTIFICATE OF INCORPORATION
                           INCREASE IN CAPITAL STOCK
                                  (PROPOSAL 2)


    The Board of Directors has proposed that the Company's Certificate of Incorporation be amended to increase the number of shares of Common Stock, par value $1, from 30,000,000 shares to 150,000,000 shares. The full text of the proposed amendment is contained in Exhibit A hereto. As of September 22, 1995, 25,229,545 shares were outstanding, 811,380 were reserved for issuance upon the exercise of outstanding stock options and 360,075 shares were available for grant, and 948,734 shares were reserved for issuance under the Company's stock purchase plan for employees. Therefore, as of September 22, 1995, only 2,650,266 shares were available which had not been issued or committed for further issuance. There are no current plans or proposals to issue any portion of the additional shares of Common Stock.


    The Board of Directors believes that it is advisable and in the Company's best interest that additional shares be made available so that the Board of Directors and management can act with flexibility and speed when opportunities to strengthen the Company arise. The additional shares could be used from time to time for such things as possible stock splits, possible stock issuances, raising additional capital, acquisitions, and other corporate purposes. Under certain circumstances, the additional shares of Common Stock authorized by the proposed amendment could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. Additional shares of Common Stock could, for example, be privately placed with purchasers who might side with management of the Company in opposing a tender or other acquisition offer made by a third party.


    The five-fold increase in authorized shares will generally empower the directors to issue the additional shares without notice to stockholders or their approval, the effect of which may be to dilute substantially the equity interests of current stockholders. Stockholder approval is required, however, for the adoption of new employee stock option or stock purchase plans and for the issuance of stock in certain transactions that exceed limits set by the New York Stock Exchange. In addition, stockholder approval is required for a merger of the Company with another entity; however, such approval is not required if the merger involves only a subsidiary of the Company. There are no current plans for any such transaction or merger.



    The proposed increase in capital stock is not a result of or in response to any known accumulation of stock or threatened takeover. The Company periodically reviews its anti-takeover defenses and may add appropriate defenses in the future, but there are no current plans to do so. Certain provisions of the Company's Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of the Company. Under the Company's Certificate of Incorporation and its Bylaws, the Company's Board of Directors is divided into three classes with staggered three year terms for each class. The directors also have the right thereunder to increase (with certain restrictions) or decrease the number of directors. The Certificate of Incorporation further provides that vacancies for newly created directorships may be filled by a majority vote of the remaining directors and removal for cause may only be made by the vote of a majority of the outstanding shares. Amendment of any of the foregoing provisions of the Company's Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the stock of the Company issued and outstanding having voting power, given at a duly convened stockholders meeting upon a proposal adopted by the Board. Under the Company's Bylaws, a special meeting of stockholders may be called only by certain officers or a majority of the Board. The Board of Directors can also issue shares of Preferred Stock under certain circumstances which could have the effect of delaying or preventing a change of control or other corporate action. There are no current plans to issue Preferred Stock. In addition, the stock option plans of the Company have acceleration provisions in the event of change of control, as does the Executive Agreement with Eric Lidow (see "Executive Agreement" above).


    The affirmative vote of holders of a majority of all outstanding shares of Common Stock of the Company entitled to vote thereon at the Annual Meeting is required in order for the proposed amendment to the Certificate of Incorporation to be adopted. The Board of Directors recommends a vote FOR approval of the Amendment of the Certificate of Incorporation.

                            INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 3)

    The Board of Directors, on the recommendation of the Audit Committee, proposes that Coopers & Lybrand, independent auditors of the Company for many years, be elected as independent auditors of the Company to serve until the Annual Meeting of Stockholders in 1996. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he so desires, and will be available to respond to appropriate questions.

    Although this appointment is not required to be submitted to a vote of the Stockholders, the Board believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment by the affirmative vote of a majority of the shares represented either in person or by proxy at the Annual Meeting, the selection of another independent auditor will be considered by the Board of Directors.

    The Board of Directors recommends a vote FOR this proposal.

                         STOCKHOLDER PROPOSALS FOR 1996

    Eligible Stockholders' proposals for the 1996 Annual Meeting of Stockholders of the Company must be received at the Company's office at 233 Kansas Street, El Segundo, California 90245 no later than June 7, 1996.

                                 MISCELLANEOUS

    Management does not know of any business to be presented other than the matters set forth in the Notice of Meeting. However, if other matters properly come before the meeting, it is the intention of the Proxies to vote in accordance with their best judgment on such matters.

    The expense of preparing, assembling, printing and mailing the Proxy and the material used in the solicitation of Proxies will be borne by the Company. It is contemplated that Proxies will be solicited principally through the use of the mails, but the officers and regular employees of the Company may solicit Proxies personally or by telephone or by special letter. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

    A copy of the Annual Report of the Company for the year ended June 30, 1995, including financial statements for the year then ended, is transmitted herewith.

                                          By Order of the Board of Directors
                                          Gerald A. Koris
                                          Secretary


September 28, 1995

                                   EXHIBIT A

                ARTICLE FOUR OF THE CERTIFICATE OF INCORPORATION
                      AS PROPOSED TO BE ADDED BY AMENDMENT
                                  (PROPOSAL 2)
                                  ARTICLE FOUR

    The total number of shares of stock which the corporation shall have authority to issue is 150,000,000 shares of Common Stock and 1,000,000 preferred shares. The par value of each of the common and preferred shares is One Dollar ($1.00) each.

    GRAPH DESCRIPTION: a map showing the Los Angeles area freeway system and directions to the Company's Annual Meeting of Stockholders.

                                   [CRC Map]

                      INTERNATIONAL RECTIFIER CORPORATION
             Proxy Solicited on Behalf of the Board of Directors of
                 the Company for Annual Meeting November 20, 1995


The undersigned hereby constitutes and appoints Eric Lidow and Gerald A. Koris, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of International Rectifier Corporation to be held at the HEXFET America facility of the Company, 41915 Business Park Drive, Temecula, California, at 10:00 a.m., Pacific Standard Time, on the 20th day of November, 1995, and at any adjournments thereof, on all matters coming before said meeting.

See Reverse Side

-------
Common
                          VOTE FOR                    VOTE WITHHELD
                        all nominees                     from all
                        listed below                     nominees
     1. ELECTION OF       / /                              / /
         DIRECTORS

Nominees:       George Krsek, Derek B. Lidow and Jack O. Vance

VOTE WITHHELD
from the following nominee(s)

-------------------------------

Please mark your choices like this /x/

     2. Proposed Amendment of the Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 30,000,000 to 150,000,000.

       FOR                    AGAINST                   ABSTAIN
       / /                      / /                       / /

     3. To ratify Coopers & Lybrand as independent auditors of the Company to serve for fiscal year 1996.

       FOR                    AGAINST                   ABSTAIN
       / /                      / /                       / /



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.


PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s)______________________________________  Date________________, 1995

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREON. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.